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                                                                     EXHIBIT 8.1





                                [WCP LETTERHEAD]





April 2, 1998


PetroFina S.A.
52 rue de l'Industrie
B-1040 Brussels, Belgium

Ladies and Gentlemen:

                 We have acted as special tax counsel to PetroFina S.A. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form F-4 (the "Registration Statement"), for the registration of PetroFina Shares and PetroFina Warrants, which are described in the Proxy Statement/Prospectus which forms a part of the Registration Statement. All capitalized terms not otherwise defined herein shall have the same meaning ascribed to such terms in the Registration Statement.

         We have examined copies of the following documents: (1) the Registration Statement, including the Proxy Statement/Prospectus; (2) the Merger Agreement, as amended; (3) the Warrant Agreement and (4) such other documents as we have deemed relevant for purposes of the opinion set forth herein.

         In our examination of such documents, we have assumed, without independent inquiry, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of any such copies, and the legal capacity of all natural persons.





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PetroFina
April 2, 1998
Page 2

         Based on and subject to the foregoing, it is our opinion that the discussion set forth in the Proxy Statement/Prospectus under the heading "The Merger --Certain Tax Consequences of the Merger" and "Certain Tax Consequences Relating to PetroFina Warrants and PetroFina ADSs" constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the Merger; the ownership, disposition or exercise of PetroFina Warrants; and the consequences of ownership and disposition of PetroFina ADSs under current law.

         The foregoing opinion is based on relevant provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder, court decisions, and administrative determinations as currently in effect, all of which are subject to change, prospectively or retroactively, at any time. We undertake no obligation to update or supplement this opinion to reflect any changes in laws that may occur after the date hereof.

         This opinion has been prepared solely for your use in connection with the filing of the Registration Statement and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement.   The issuance of such a consent does not concede that
we are an "Expert" for the purposes of the Securities Act of 1933.

                                                 Sincerely,

                                                 WILMER, CUTLER & PICKERING


                                        By:      /s/ ROBERT B. STACK
                                                 --------------------------
                                                 Robert B. Stack
                                                 A Partner